Exhibit 107

CALCULATION OF REGISTRATION FEE
FORM S-8
(Form Type)

Vornado Realty Trust
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Shares of Beneficial Interest (Par Value $.04 Per share)	Other	19,200,000	$30.68	$589,056,000	$0.0001381	$81,348.63
Total Offering Amount					$589,056,000		$81,348.63
Total Fee Offsets							$—
Net Fee Due							$81,348.63
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(1)    Amount includes 16,000,000 common shares issuable pursuant to the registrant’s 2026 Omnibus Share Plan (the "2026 Plan"), and includes 3,200,000 Common Shares underlying awards that were granted under the 2023 Plan that were outstanding as of May 22, 2026 and that may become eligible for issuance under the 2026 Plan if the 2023 Plan awards, for any reason, expire unexercised, or are forfeited, terminated or cancelled, in whole or in part, or are paid in cash in lieu of Common Shares.
(2)    Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(c) and the third sentence of Rule 457(h)(1) based upon the average of the high and low price of the common shares of beneficial interest of Vornado Realty Trust on the New York Stock Exchange on May 15, 2026.